Exhibit 99.1

NEWS RELEASE
FREMONT GENERAL ANNOUNCES SALE OF IRVING, TEXAS
LOAN SERVICING FACILITY
— Company anticipates realizing annual cost savings of approximately $12 million —
     (SANTA MONICA, CALIFORNIA) — January 14, 2008: Fremont General Corporation (the “Company”) (NYSE: FMT), doing business primarily through its wholly-owned bank subsidiary, Fremont Investment & Loan (“FIL”), announced today that FIL has entered into a definitive agreement to sell the fixed assets and assign its lease obligation of its Irving, Texas loan servicing facility (the “Irving Facility”). Pursuant to the agreement, FIL will receive cash for the sale of the fixed assets and the assignment of its lease obligations to the Irving Facility. Employees at the Irving Facility are expected to be offered employment with the purchaser if they meet the purchaser’s hiring needs and criteria. The parties will work together to ensure a smooth transition for all impacted employees. The Company places a high priority on customer service, and therefore, all impacted customers will receive direct communication from the company explaining the changes in procedures and contact information.
     The transaction, through which the Company anticipates realizing annual cost savings of approximately $12 million, is expected to close in the first quarter of 2008, and is subject to customary closing conditions. The Company did not sell any of its loan servicing assets (i.e., its mortgage servicing rights) pursuant to this transaction. The Company continues to maintain its primary loan servicing operations in Ontario, California.
     Stephen H. Gordon, Chairman and Chief Executive Officer, commented, “The transaction related to the Irving, Texas loan servicing facility represents a component of the Company’s strategic plan to reduce overhead expenses, in this case by eliminating operational inefficiencies inherent in operating two loan servicing centers.” Mr. Gordon added, “This transaction is also part of a strategic plan to fully transition out of the Company’s discontinued residential real estate business as we work towards the successful turnaround of the Company.”
     David S. DePillo, Vice Chairman and President, commented, “We are pleased that the lease for the Irving loan servicing facility is going to be transferred to the purchaser.” Mr. DePillo added, “One of the Company’s primary goals is to meet our servicing obligations and the consolidation will help achieve our goals and objectives as we continue the transition of the company away from the discontinued residential real estate lending business.”
About Fremont General
     Fremont General Corporation is a financial services holding company with $8.8 billion in total assets, at September 30, 2007. The Company is engaged in deposit gathering through a retail branch network located in the coastal and Central Valley regions of Southern California and residential real estate mortgage servicing through its wholly-owned bank subsidiary, Fremont Investment & Loan. FIL funds its operations primarily through deposit accounts sourced through its 22 retail banking branches which are insured up to the maximum legal limit by the Federal Deposit Insurance Corporation. To find out more about Fremont General, or to subscribe to the Company’s email alert feature for notification of Company news and events, please visit www.fremontgeneral.com.
Regulatory Filings
     The Company’s periodic reports as filed with the SEC can be accessed at www.fremontgeneral.com and on the EDGAR section of the SEC’s website at www.sec.gov.

Forward-Looking Statements
     This news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements and the Company’s reported results herein are not guarantees of future performance or results and there can be no assurance that actual developments and economic performance will be those anticipated by the Company. Actual developments and/or results may differ significantly and adversely from historical results and those anticipated by the Company, as a result of, among other things, the events, circumstances and risk factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, Quarterly Reports on Form 10-Q, and its reports on Form 8-K and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update or revise forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws.

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